Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Kathleen Campbell
Senior Vice President, Marketing
15 South Main Street
Mansfield, PA 16933
570-662-0422
570-662-8512 (fax)

April 21, 2005

CITIZENS FINANCIAL SERVICES, INC. HOLDS ANNUAL MEETING

Mansfield, Pennsylvania - Citizens Financial Services, Inc. holds annual meeting on April 19, 2005 at the Tioga County Fairgrounds Main Building, Whitneyville, Pennsylvania.

At the annual meeting, four Class 1 directors were elected to serve for a three year term and until their successors are elected and qualified. They were: Carol J. Tama, R. Lowell Coolidge, Larry J. Croft and Randall E. Black. Additionally, one Class 3 director was elected to serve for a one year term and until his successors are elected and qualified. He is: James A. Wagner. The four Class 1 directors will serve until the April 2008 annual meeting and the one Class 3 director will serve until the April 2006 annual meeting.

The following Corporate directors retained their positions but were not standing for election this year: E. Gene Kosa, R. Joseph Landy, Roger C. Graham, Jr., John E. Novak, Rudolph J. van der Hiel and Mark L. Dalton.

Chairman, R. Lowell Coolidge, conducted the meeting. He called upon Randall E. Black, Chief Executive Officer and President of Citizens Financial Services, Inc. and First Citizens National Bank to address the shareholders. Mr. Black welcomed those present to the meeting and stated he would briefly discuss the Corporation’s 2004 financial performance, touch lightly on the outlook for 2005 and share some of the major accomplishments since the last annual meeting. Additionally, he reminded those in attendance of the principle means of our existence. That being our customers, our communities, our employees, and our shareholders.

Before focusing on the Corporation’s 2004 financial performance, Mr. Black reminded those present of the non-cash after tax charge of $479,000 that the Corporation elected to take at the end of 2004. This non-cash charge was related to an other than temporary impairment of a perpetual preferred stock issued by Freddie Mac. The decision to record this non-cash charge was based on a very conservative interpretation of the accounting literature. He then focused the audience’s attention on a presentation that featured year 2004 results on the Corporation’s growth that included: consolidated financial highlights, earnings per share, return on equity, total return performance, as well as first quarter 2005 performance.

Accomplishments over the past year included a successful in-market acquisition of two branches of the Legacy Bank on June 4, 2004, and in-depth strategic planning process was entered into. Resulting outcomes of the strategic planning process and objectives for 2005 will be a focus on commercial and agricultural lending, grouping of our offices into regions, a renewed focus on building trust relationships, as well as re-entering the marketplace with our “feet on the street” philosophy. The philosophy is a simple philosophy - customers need to see us, customers need to hear from us, and we need to hear from our customers. Mr. Black concluded his remarks by thanking those in attendance for their time and attention and stating one final thought which was, “ the business that you bring to us and the business that you refer to us, makes you bank and company and better bank and company.”